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                                                                   EXHIBIT 23(a)

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of American Express Company for the registration of $2,000,000,000 of 1.85% Convertible Debentures due 2033 and 45,527,000 shares of its common stock, $.20 par value per share, and to the incorporation by reference therein of our report dated January 26, 2004, with respect to the consolidated financial statements of American Express Company incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2003, and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
New York, New York
March 17, 2004